iPath
®
S&P MLP ETN  (IMLP)
and
Barclays ETN+ Select MLP ETN  (ATMP)
June 2013
For institutional clients only, not for further distribution to retail customer
Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-169119
June 28, 2013

ATMP and IMLP- Key Features
For institutional clients only, not for further distribution to retail customer
• May consist of both limited partnership (LP) interests in
MLPs and interests in the general partner (GP) of an
MLP.
• Index rebalances quarterly
• Yearly fee: 0.95%
1
• Designed to pay quarterly coupons
2
• Listed on NYSE Arca
• Daily redemption to Barclays Bank PLC as issuer
3
• Your broker is expected to issue a form 1099 with
respect to the ETNs, not a Form K-1
ATMP
Tracks the Atlantic Trust Select MLP Index
(Ticker: BXIIATMP)
• Offers exposure to a basket of high quality midstream
US master limited partnerships, limited liability
companies and corporations (collectively, “MLPs”).
Additionally, the index will also provide exposure to
Canadian corporations that own U.S. MLPs.
IMLP
Tracks the S&P MLP Index  (Ticker: SPMLP Index)
Offers exposure to leading US public partnerships
focused on energy and utilities
Yearly fee: 0.80%
1
Designed to pay quarterly coupons
2
• Daily redemption to Barclays Bank PLC as issuer
3
Your broker is expected to issue a form 1099 with
respect to the ETNs,
not a Form K-1
1. The daily fee value on any calendar day is equal to (1) the ETN Current Value on such calendar day times (2) 0.95% divided by (3) 365.  Because the daily fee value is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.95% per year.
2. Comprised of the distributions that would be received by a hypothetical holder of the shares in the Index, minus accrued fees. See relevant prospectus.
3.
Subject to minimum size of 50,000 units and timing limitations as prescribed by prospectus.

Benchmark Index Comparison - Holdings

S&P MLP Index Alerian MLP Index Atlantic Trust Select MLP Index
Eligibility
Publically traded partnership with an MLP or
LLC structure on NYSE or NADAQ
Publically traded partnership with an MLP or
LLC structure on NYSE or NADAQ
Midstream US and Canadian MLPs, LLC and
corporations, subject to certain eligibility criteria,
including long-term credit rating, the portion of
cash flow driven by mid-stream operations and
size. Includes both limited partnerships and
general partnerships.
Number of Constituents
No limit on number of constituents
Limit of 50 Constituents. Preferential criteria
exists if over 50 MLPs meet requirement
Minimum of 20 and maximum of 100 constituents
Weighting Limits
15% maximum limit for any one constituent;
45% maximum limit collectively for all
constituents exceeding 4.5% individually.
None
8% for any limited partnership
4% for any general partnership
Top 10 constituents
as of 6/26/13
Name
% Index
Weight
Enterprise Products Partners LP 14.9%
Kinder Morgan Energy Partners LP 8.2%
Plains All American Pipeline LP 8.0%
Magellan Midstream Partners LP 5.6%
Energy Transfer Equity LP 5.4%
Energy Transfer Partners LP 4.1%
MarkWest Energy Partners LP 3.4%
Kinder Morgan Management LLC 3.3%
Buckeye Partners LP 3.1%
Linn Energy LLC 3.0%
Name
% Index
Weight
Enterprise Products Partners LP 15.7%
Kinder Morgan Energy Partners LP 10.5%
Plains All American Pipeline LP 7.8%
Energy Transfer Partners LP 6.0%
Magellan Midstream Partners LP 5.5%
MarkWest Energy Partners LP 3.9%
Buckeye Partners LP 3.1%
Linn Energy LLC 3.0%
Enbridge Energy Partners LP 2.8%
ONEOK Partners LP 2.8%
Name
% Index
Weight
Energy Transfer Partners LP 8.3%
Magellan Midstream Partners LP 8.2%
Enterprise Products Partners LP 8.1%
Plains All American Pipeline LP 7.9%
Kinder Morgan Energy Partners LP 7.6%
Spectra Energy Corp 4.6%
Buckeye Partners LP 4.4%
Williams Partners LP 4.4%
ONEOK Partners LP 4.4%
Enbridge Energy Partners LP 4.2%
For institutional clients only, not for further distribution to retail customer
Source: Bloomberg, 6/26/13
1

9:30
9:50
10:10
10:30
10:50
11:10
11:30
11:50
12:10
12:30
12:50
13:10
13:30
13:50
14:10
14:30
14:50
15:10
15:30
15:50
Millions

BARCLAYS

Example Trading Day in June for ATMP
Tuesday 6/11/13
Selected as an example as it is the day in
June with the most volume traded:
• $2.3mn notional traded
• June average daily value traded $1.2mn
• Only volume between 10am and 3:55pm EST
considered
Total dollar value traded across the
underlying index constituents for the
same time period:
• $1.13 bn on 6/11/2013 ($684mn between
10am and 3.55pm)
• June average daily value traded $1.5bn
Source: Bloomberg, 6/11/13
Example shown for illustrative purposes only. Past performance is not indicative of future results.
For institutional clients only, not for further distribution to retail customer
Securities underlying the index – total value traded
ATMP Dollar Value Traded
ATMP Bid-Ask Spread
$-
$10
$20
$30
$40
$0.00
$0.02
$0.04
$0.06
10:00 11:00 12:00 13:00 14:00 15:00
$25.15
$25.20
$25.25
$25.30
$25.35
$25.40
10:00 11:12 12:24 13:36 14:48
ASKS
BIDS
TRADES
$0
$200,000
$400,000
$600,000
$800,000

ETN Redemption Mechanics
ETNs are senior, unsecured, unsubordinated debt that deliver the performance of a reference index or strategy, less fees
Redemption mechanic
1
:
Redemption available to third party liquidity providers and market makers:
• Arbitrage opportunity if price deviates from Indicative Value (IV) is intended to counteract any trading of ETNs at a discount to IV
• If arbitrage functions as expected, investors holding small size would be able to execute on exchange at or close to IV.
Historically, pricing on exchange is correlated with liquidity of underlying index constituents:
• Historically, low correlation to Barclays CDS spread or other reference credit level (though there is no guarantee that this would always be the case)
• Despite spike in CDS level during year-end 2008, the decline in total investment in iPath
®
ETNs decline did not
accelerate and broadly followed decline in commodity market
Redemption Order
T-1
Redemption at CIV
T+0
T+2
Settlement
T+3
T+1
Source: Bloomberg, 9/6/2007–12/31/2012, based on weekly data.
For institutional clients only, not for further distribution to retail customer
1. Subject to minimum size of 50,000 units and timing limitations as prescribed by prospectus.

S&P MLP - Index Performance
Source: Bloomberg. Data shows calculations for the period 9/6/2007 – 3/28/2013.
1. The Alerian MLP index is an index tracking the performance of the 50 most prominent energy MLPs.
S&P MLP Index Alerian MLP Index S&P 500
®
Annualized Price Returns
7.4% 7.3% 1.1%
Annualized Volatility
24.3% 24.1% 25.4%
Average Annual Yield
6.7% 6.7% 2.2%
Correlation vs. S&P 500
®
Index
68.7% 68.9% 100%
Returns over Volatility Ratio
0.30 0.30 0.04

For institutional clients only, not for further distribution to retail customer
40
60
80
100
120
140
160
Sep-07 Mar-08 Sep-08 Mar-09 Sep-09 Mar-10 Sep-10 Mar-11 Sep-11 Mar-12 Sep-12 Mar-13
S&P MLP Index
Alerian MLP Index
S&P500®
1
Index returns are for illustrative purposes only. Index performance returns do not reflect any investor fees, transactions costs and expenses.
Indexes are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results.

Selected Risk Considerations
For institutional clients only, not for further distribution to retail customer
You May Lose Some or All of Your Principal:
Credit of Barclays Bank PLC:
Issuer Redemption:
The Payment on the ETNs is Linked to the VWAP Level, Not to the Closing Level of the Index and Not to the Published Intraday Indicative Value of
the ETNs:
No Guaranteed Coupon Payments:
Market and Volatility Risk:
Concentration Risk:
An investment in any ETNs (the “ETNs”) involves risks.  Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement.
The ETNs are exposed to any decrease in the Volume Weighted Average Price (“VWAP”) level between the inception date and the applicable valuation date.  Additionally, if the VWAP level is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the VWAP value has increased.  Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components.  The
ETNs are riskier than ordinary unsecured debt securities and have no principal protection.
The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party.  Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of
Barclays Bank PLC to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption.  In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs.
Barclays Bank PLC will have the right to redeem or “call” the ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity.
Your payment at maturity or upon early redemption is linked to the performance of the VWAP level, as compared to the initial VWAP level.  Although the VWAP level is intended to track the performance of the Index, the calculation of the VWAP level is different from the calculation of the official closing level of the Index.  Therefore, the payment at maturity or early redemption of your ETNs, may be different from the payment you would receive if such payment were determined by reference to the official closing level of the Index.
You are not guaranteed to receive coupon payments on the ETNs.  You will receive a coupon payment on a coupon payment date only to the extent that the accrued dividend exceeds the accrued investor fee on the relevant coupon valuation date.  The amount of the accrued dividend on any coupon valuation date depends in part on the aggregate cash value of distributions that a reference holder would have been entitled to receive in respect of the index constituents prior to the relevant coupon valuation date.
The return on the ETNs is linked to the performance of the VWAP level of the Index which, in turn, is linked to the performance of the master limited partnerships and other securities that are included as index constituents at any time.  The prices of the index constituents may change unpredictably and, as a result, affect the level of the Index and the value of your ETNs in unforeseeable ways.
addition, many of the index constituents are smaller, non-diversified businesses that are exposed to the risks associated with such businesses, including the lack of capital funding to sustain or grow businesses and potential competition from larger, better financed and more diversified businesses.  The ETNs are susceptible to general market fluctuations in the energy and gas MLP market and to volatile increases and decreases in value, as market confidence in, and perceptions regarding the index constituents change.  Your investment may therefore carry risks similar to a concentrated securities investment in one industry or sector.
®
The index constituents are companies in the Energy Sector or Gas Utilities Sector, as determined by the GICS classification system. In

A Trading Market for the ETNs May Not
Develop:
Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs.
Restrictions on the Minimum Number of ETNs and Date Restrictions for
Redemptions:
You must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement.
Tax Treatment:
Significant aspects of the tax treatment of the ETNs may be less favorable than a direct investment in MLPs and are uncertain.  You should consult your own tax advisor about your own tax situation.
Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at
www.sec.gov.
Alternatively,
Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-888-227-2275 (ext. 2-3430) or you may request a copy from any other dealer participating in the offering.
For institutional clients only, not for further distribution to retail customer
NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE
BlackRock Investments, LLC assists in the promotion of iPath ETNs.
The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs.
Barclays Capital Inc., and its affiliates, and BlackRock Investments, LLC, and its affiliates, do not provide tax advice, and nothing contained herein should be construed to be tax advice.  Please be advised that any discussion of U.S. tax matters contained herein (including any attachments):  (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties, and (ii) was written to support the promotion of marketing of the transactions or other matters addressed herein.  Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.
“S&P ® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones ® is a registered trademark of Dow Jones Trademark
Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC. The S&P ® trademark has been sublicensed for certain purposes by Barclays Bank PLC. The S&P MLP index (the “Index”) is a product of S&P Dow Jones Indices LLC and has been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices does not make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance.
Atlantic Trust Select MLP Index is a trademark of Barclays Bank PLC.
©2013 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.